U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Sanfilippo                           Jasper              Brian
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   (Last)                           (First)             (Middle)

2299 Busse Road
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                                    (Street)

Elk Grove Village                    IL                  60007
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol


John B. Sanfilippo & Son, Inc.    (JBSS)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

March 25, 2003
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
Executive Vice President, Assistant Secretary
______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                    3.           Disposed of (D)                 Beneficially   Form:     7.
                                      2A.           Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                         2.           Deemed        Code         ------------------------------- ing Reported   (D) or    Indirect
1.                       Transaction  Execution     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security        Date         Date, if any  ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)               (mm/dd/yy)   (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock             03/24/03                     S               1,000       D      12.72    20,152         D
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                         9.        10.
                                                                                                         Number    Owner-
                                                                                                         of Deriv- ship
                                                                                                         ative     Form
            2.                                                                                           Secur-    of
            Conver-                           5.                              7.                         ities     Deriv-   11.
            sion                              Number of                       Title and Amount           Bene-     ative    Nature
            or                3A.             Derivative    6.                of Underlying     8.       ficially  Secur-   of
            Exer-             Deemed 4.       Securities    Date              Securities        Price    Owned     ity:     In-
            cise     3.       Execu- Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Follow-   Direct   direct
            Price    Trans-   tion   action   or Disposed   Expiration Date   ----------------  Deriv-   ing Re-   (D) or   Bene-
1.          of       action   Date,  Code     of(D)         (Month/Day/Year)            Amount  ative    ported    In-      ficial
Title of    Deriv-   Date     if any (Instr.  (Instr. 3,    ----------------            or      Secur-   Trans-    direct   Owner-
Derivative  ative    (Month/  (Month 8)       4 and 5)      Date     Expira-            Number  ity      action(s) (I)      ship
Security    Secur-   Day/     /Day/  ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity      Year)    Year)  Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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
Explanation of Responses:



         /s/Jasper Brian Sanfilippo                          03/25/03
 -----------------------------------------            -----------------------
      **Signature of Reporting Person                             Date





** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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